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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-38664 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our report dated February 4, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle relating to accounting for start-up activities), appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts

June 23, 2000